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Exhibit 5.1

CARTER LEDYARD & MILBURN LLP
Counselors at Law

2 Wall Street
New York, NY 10005-2072
    •
Tel (212) 732-3200
Fax (212) 732-3232

May 3, 2004

Sea Containers Ltd.
22 Victoria Street
Hamilton HM 12
Bermuda

  Re:
  Registration Statement on Form S-3
  Registration No. 333-11588

Ladies and Gentlemen:

        We have acted as United States counsel to Sea Containers Ltd., a Bermuda company (the "Company"), in connection with the preparation and filing of the above referenced Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), for the proposed issuance and sale from time to time in one or more public offerings of up to $200,000,000 aggregate principal amount of the Company's debt securities (the "Debt Securities").

        It is proposed that $103,000,000 aggregate principal amount of Debt Securities will be issued as 10 1/2% Senior Notes due 2012 of the Company (the "Notes") pursuant the indenture (the "Shelf Indenture") filed as Exhibit 4.1 to this Current Report on Form 8-K dated on the cover April 28, 2004 (the "Current Report"), and that the Notes will be sold pursuant to a Pricing Agreement dated April 28, 2004, including standard underwriting agreement provisions attached thereto, filed as Exhibit 1 to the Current Report (the "Pricing Agreement").

        We have examined the Shelf Indenture, the Pricing Agreement, the Memorandum of Association and Bye-laws of the Company, resolutions adopted by the Board of Directors of the Company relating to the authorization of the issuance and sale of the Debt Securities and the Notes, and such other corporate records and documents as we have deemed necessary as a basis for this opinion. In such examination, we have assumed (a) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (b) the conformity with the originals of all documents submitted to us as copies, and (c) the accuracy and completeness of representations as to matters of fact in the documents examined by us.

        Based upon the foregoing, it is our opinion that the Notes, when issued in the manner contemplated in the Shelf Indenture and the Pricing Agreement, will be legally issued and will be binding obligations of the Company under the laws of the State of New York, which laws govern the Shelf Indenture and the Pricing Agreement.

        No opinion is expressed herein as to any laws other than the laws of the United States of America, the State of New York and the Islands of Bermuda. In giving this opinion, we have relied as to certain matters of Bermuda law on the opinion of Appleby Spurling Hunter filed as Exhibit 5.2 to the Current Report.

        We hereby consent to the references to our firm under the caption "Legal Matters" in the prospectus supplement dated April 28, 2004, and constituting part of the Registration Statement, and to the filing of this opinion as an exhibit to the Current Report. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,
/s/ CARTER LEDYARD & MILBURN LLP

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  Exhibit 5.1